Exhibit 99.1

May 20, 2022

Dear Shareholder:

We are pleased to report to you the continued growth in your Company through March 31, 2022. Assets have reached an all-time high of $974 million compared to $833 million for the same period in 2021, a 17% increase year-over-year. Asset quality continues to be strong and we remain diligent in our underwriting standards as we head into a period of uncertainty. Deposits have increased $139 million since March 31, 2021. As the Federal Reserve Bank increases its overnight funds rate, we have many assets that will reprice up to improve our margins.

Net income for the first three months of 2022 was $801 thousand, as compared to $4.6 million for the same three-month period in 2021, which equates to $662 thousand in net income available to common shareholders or $0.10 per share, compared to $4.4 million in net income available to common shareholders or $0.61 per share we reported in 2021 for the same period. The primary factor to the reduction in net income for the first quarter is from reduced production in our mortgage division. With the significant increase in long-term interest rates, mortgage production activity has slowed drastically, driving the substantial reduction reported in non-interest income for the first quarter of 2022. The Mortgage Bankers Association expects overall originations to decline 35.5% in 2022 compared to 2021.

Focusing forward, your Company plans to continue to strengthen its diversity of revenue streams, which we believe is the key to long-term sustainability in the industry as margins are commoditized. Our people remain among our most important assets, and we are developing plans to attract and retain associates with values that are in line with our mission...values that we think will continue to contribute to our long-term success.

There are many things beyond our control contributing to the uncertainty today: the return of inflation, tight labor markets, wage pressure, and the Russia-Ukraine war. Your Company remains focused on our values and mission to guide us in our efforts to Make a Difference in the communities we serve.

God bless you and your families and thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2022	2021

Assets
Cash and due from banks	$6,705	$5,144
Interest-earning deposits with banks	109,005	91,916
Securities available for sale	322,268	190,083
Securities held to maturity (fair value $29,909 and $28,818, respectively)	30,722	27,802
Equity security, at fair value	383	404
Loans held for sale	11,910	14,213
Loans held for investment	445,924	460,441
Less: Allowance for loan losses	4,156	4,252
Net loans held for investment	441,768	456,189
Premises and equipment, net	15,716	16,698
Interest receivable	2,731	2,344
Restricted stock	1,428	921
Bank-owned life insurance	9,095	8,968
Prepaid assets	1,179	1,218
Loan servicing assets	5,240	4,511
Other assets	15,590	12,186
Total assets	$973,740	$832,597

Liabilities
Deposits:
Demand, noninterest-bearing	$268,574	$240,651
Interest checking and money market accounts	436,397	347,962
Savings accounts	109,535	82,336
Time deposits, $250,000 and over	21,809	22,981
Other time deposits	47,183	50,219
Total deposits	883,498	744,149
Short-term borrowed funds	1,344	1,338
Long-term debt	29,549	11,242
Other liabilities	12,191	16,042
Total liabilities	926,582	772,771

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,930,717 and 7,039,942 shares, respectively.
Book value per share $5.27 in 2022 and $6.78 in 2021 (1)	8,664	8,800
Additional paid-in capital	11,814	12,539
Undivided profits	31,213	27,444
Accumulated other comprehensive income (loss)	(15,188)	388
Total Uwharrie Capital Corp shareholders' equity	36,503	49,171
Noncontrolling interest	10,655	10,655
Total shareholders' equity	47,158	59,826
Total liabilities and shareholders' equity	$973,740	$832,597

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 3% stock dividend in 2021.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2022	2021

Interest Income
Interest and fees on loans	$5,107	$6,062
Interest on investment securities	1,378	1,079
Interest-earning deposits with banks and federal funds sold	40	16
Total interest income	6,525	7,157

Interest Expense
Interest paid on deposits	177	211
Interest paid on borrowed funds	316	137
Total interest expense	493	348

Net Interest Income	6,032	6,809
Provision for (recovery of) loan losses	118	(34)
Net interest income after provision for (recovery of) loan losses	5,914	6,843

Noninterest Income
Service charges on deposit accounts	243	242
Interchange and card transaction fees	238	219
Other service fees and commissions	901	630
Gain (loss) on sale of securities	(91)	940
Realized/unrealized loss on equity securities	(9)	(19)
Income from mortgage banking	1,267	5,106
Other income (loss)	80	(11)
Total noninterest income	2,629	7,107

Noninterest Expense
Salaries and employee benefits	5,016	5,389
Occupancy expense	425	426
Equipment expense	188	172
Data processing	212	165
Loan costs	169	306
Professional fees and services	212	236
Marketing and donations	334	621
Software amortization and maintenance	311	390
Other operating expenses	707	440
Total noninterest expense	7,574	8,145

Income before income taxes	969	5,805
Provision for income taxes	168	1,222
Net Income	$801	$4,583

Consolidated net income	$801	$4,583
Less: Net income attributable to noncontrolling interest	(139)	(139)
Net income attributable to Uwharrie Capital Corp and common shareholders	$662	$4,444
Net Income Per Common Share (1)
Basic	$0.10	$0.61
Assuming dilution	$0.10	$0.61
Weighted Average Common Shares Outstanding (1)
Basic	6,951,961	7,262,313
Assuming dilution	6,951,961	7,262,313